Exhibit 10.12

To,		Date: 07/03/2019
Mr. Sujit Kumar Singh
Hiring Code – DSFPL/2018-19/49
Address:	126, Shankar Marg, Gali no – 6
West Vinod Nagar, New Delhi -110092

Subject: Appointment Letter cum Service Agreement

Dear Mr. Sujit,

This is with reference to our discussions regarding your employment application with DS Finworld Private Limited (www.afinoz.com, “Company” hereafter). On the basis of your interview assessment, academic qualifications and experience as represented by you, we are pleased to offer you a position with the following details:

APPOINTMENTS AND REPORTING:

Designation: Senior Manager

Date of Joining: Your date of joining has been recorded as 07/ 03/ 2019

Functional Area: Finance

You will report to Director, your reporting is subject to change at any time at the sole discretion of the company.

Subsequently, your presence shall be required as per the above agreed date of joining at your work location mentioned above.

The detailed terms and conditions of your employment with us are listed below:

PLACE OF POSTING:

1.	You will be on probation for a period of three (3) months from the date of joining. At the end of the probationary period, the company may, but is not bound to confirm your services. During this period of your probation, your services can be terminated without assigning any reason if your performance is not upto the mark. The probation period can be extended for a further period of three months in case your work is found unsatisfactory.

2.	Employees are not entitled to take any leaves during probation period.

3.	Your place of posting shall be Noida. However, during employment with the Company, you may be transferred to any operating office or location of the Company or its Subsidiaries, Affiliates or Associates in India or Abroad, whether existing or acquired later. Your services may be assigned or you may be sent on deputation to any of the Group Companies/ Affiliates Associates, Subsidiaries of the Company as may be desired by the Company. This will be at the sole discretion of the management.

4.	Provided that if you are deputed to any Associate/ Subsidiary/ Group company outside India or at any client location by the Company, it shall be treated as you having bound to serve the company for the deputation period, and for the stipulated period thereafter, if any, and the same shall be treated as the contract period vis-à-vis this contract of service.

5.	Although your normal work shall consist of the duties assigned to you in the capacity as shown above, you may any time be called upon to discharge any other duties which in the opinion of the Company are within your capacity to discharge and you shall forthwith undertake to discharge those duties with diligence and utmost care. Further you may be called to work at any time as required by the management of the Company as per necessity and contingency of work.

EMOLUMENTS AND COMPENSATION

1.	You shall be solely responsible for paying any taxes, direct or indirect, state or local, whether payable in India or elsewhere which may result from the remuneration, pursuant to your employment hereunder. The Company is entitled to deduct from your remuneration, PF, ESIC, Gratuity, income tax, other taxes and levies which it is liable to deduct at source as applicable from time to time. The Company has every right to deduct/recover the entire payment/emoluments paid to you or your previous employer(s) pursuant to notice period buyout, shifting allowance, joining bonus or any other monetary obligations, in case, you leave the employment of the Company or your services are terminated by the company due to non-fulfilment of your obligations.

2.	HRA, Special Allowance, Conveyance Allowance, and any other allowance/ component as may be determined by the management from time to time.

3.	Your Total Cost to the Company (TCTC) is Rs.12,21,900/- (Twelve Lakhs Twenty One Thousand Nine Hundred Only) per annum.

4.	The variable component of the CTC shall be termed as “Variable Pay” which shall be payable as per the terms of the Yearly Incentive Plan as amended from time to time.

5.	All components of your salary and benefits are subject to change as per Company policy, on performance/ salary reviews and such other valid reasons, as recognized in law or as the Company may determine from time to time, without any prior intimation to you.

6.	During your employment, you shall not disclose your Salary and other related terms with anyone in the company unless management requires you to do so. If you found guilty for the same management may take immediate action.

7.	You are liable to be transferred to any department, office or establishment, forming part of our organization. You will abide by the working hours of the department, office or establishment concerned without any extra remuneration nor will your emoluments be reduced as a consequence of such transfer.

FULL TIME EMPLOYMENT:

You shall, during your employment with the company, devote whole time and attention to the company’s business, entrusted upon you and you shall not engage yourself, directly or indirectly, in to any business or service, other than company’s business and service, without prior written permission of the company.

TERMINATION:

1.	Either party may terminate this agreement by giving One (1) month advance notice in writing without assigning any reason. The company reserves its right to recover from you One (1) month basic salary in lieu of One (1) months’ notice period. However if the resignation is initiated by you, the company may at its sole discretion, relieve you from such date as it may deem fit even before expiration of the notice period, without incurring any liability to pay you compensation for the unexpired period of the notice period.

2.	The company reserves its right to terminate your employment with immediate effect without incurring any liability or without serving any notice to you in the following circumstances. The repeated or continuous failure, neglect, or refusal to perform specified duties, the engaging yourself in wilful, reckless or grossly negligent conduct which is detrimental to the interest of the company or any of its affiliates, monetarily or otherwise, fraud, malfeasance, breach of trust or wrongful disclosure of any secret or confidential information about the company, soliciting or engaging an contractors, vendors, continuous non-performance even after warning by team leader or HOD, clients or other persons associated with the company, directly or indirectly, which was performing services for the company.

3.	Further please note that in case you wish to terminate this agreement, in addition to the notice stipulated herein above, you will also be required to bear & reimburse full cost of the expenses incurred by the company in the last one year on your training and development including overseas travel cost for onsite opportunity provided to you by the company.

4.	You will retire in the normal course, from the services of the company on attaining the age of superannuation, i.e. at the end of the month in which you attain the age of 58 years.

5.	At the time of leaving, you will ensure that all your on-going activities including all tasks are successfully completed, to the satisfaction of your manager. You must also ensure that you have handed over all company property issued to you including your identity card, Access card, laptop and mobile handset(s) to the Administration Department. Your final dues settlement with the company will be subject to a ‘No-Dues’ certificate and a ‘satisfactory-completion-and-handing-over-task’ certificate from your Manager.

6.	Upon termination of your employment, you shall immediately return to the Company, any and all documents, manuals, documented confidential information (without making any copies thereof and/or extracts there from), kits and other property belonging to the Company that may be entrusted to and/or placed in your possession by virtue of and/ or during the course of your employment with the Company. You shall also deliver to the Company immediately all notes, analyses, summaries and working papers relating hereto.

DUTIES AND OBLIGATIONS:

1.	You shall strive hard to promote the interest of the Company and shall not undertake any activity of any nature whatsoever which is, construed or deemed to be detrimental and prejudicial to the interest and goodwill of the Company.

2.	The Company expects you to work with a high standard of ethical practices, initiative, efficiencies, during your employment. You will perform, observe and confirm to such duties, directions and instructions assigned or communicated to you by the Company and those in authority over you.

3.	It is agreed and understood that in certain category of jobs and positions in the Company, including yours, Company makes or will make substantial investments and expenses to train employees with state of the art technology and global insight in various aspects of work to be undertaken by the employee which leads to a tremendous value addition to the profile of such employees. Accepting and recognizing such an investments and expenses incurred or to be incurred by the Company, such employees wilfully agree to execute special non-compete and a periodically binding agreement with the company. You may upon accepting such considerations chose to allow the company to make such investment upon your executing such an agreement.

4.	You agree to follow & comply with all the internal regulations, guidelines and policies of the company as may be framed due to business exigencies or otherwise. You also accept the obligation to be in full compliance of all statutory laws & regulations for & on behalf of the company as may be so expected or desired including the Cyber, Intellectual Property Rights & other laws so as to not to in any manner prejudice the rights and interests of the Company.

5.	You will not, unless specifically authorized by your superior officer in writing, give any interview in any newspaper, magazine or write to press or media (print or electronic).

6.	You verily agree and confirm by accepting the offer of appointment that the Company’s internal information and its various business and operational practices and details including but not limited to the details of Company’s business processes, communications/mails, list and details of customers/clients, technical know-how, financial records, commercial plans, business plans etc, which come into your knowledge or information are of a confidential/secret nature & you will always maintain the confidentiality of such information, details or processes. Divulging of any such information or details in part or in whole can cause irreparable loss and injury to the Company and you duly accept and respect the same. You hereby confirm and acknowledge that fully appreciating the said confidentiality and sensitivities of such information, you will not directly or indirectly share or divulge to any third person during the period of your service and for a period of three years after cessation of your employment with the Company in written form or by word of mouth or otherwise.

7.	If you during the course of your employment make any discovery, invention, process or improvement, patentable or otherwise, the same shall be, as is being hereby accepted by you, will be deemed to have been so made by you for and on behalf of the company and such discovery, invention, process or improvement shall legally, and absolutely be considered to have been made by you for the Company and be the sole and absolute property of the Company. If and when required to do so by the Company, you shall at the Company’s expense, take out or apply for Registration of Copy Right, Patent, Licenses or other intellectual property and other legal rights, privileges or protection as may be so required in respect of any such discovery, invention, process or improvement so that the beneficial ownership thereof shall always vest and deemed to vest, belong and accrue to the Company alone. You further agree that you shall execute and sign all instruments, acts, deeds and things, which may be required by us for registering, assigning, transferring or otherwise vesting the same and all beneficial ownership arising in respect thereof in favour of the Company, Group Companies, Affiliates, Subsidiaries & you hereby surrender all your rights in respect thereto by your own free will and choice.

8.	You will not enter into any commitments or dealings on behalf of the Company for which you have no express and/or written authority.

9.	You will be responsible for the safe keeping and return in good condition and order of all the properties of the Company, which may be in your use, custody, care or charge. For any loss, damage or non-return of any property of the company in your possession and care, the company will have a right, in its sole discretion, to either take steps to recover the said properties of the company by due process of law or recover the original value of all such materials from you.

10.	Company shall have a further and additional right to take such other action as it deems proper in the event of your failure to account for or return such material or property as would be entrusted to you during the course of your employment to you or on your direction.

11.	Apart from your job descriptions/roles and responsibilities, you will also be required to discharge/perform any responsibility/work that may be entrusted/assigned to you by the company.

12.	Being a managerial cadre employee you will be responsible for the overall smooth and effective functioning of the department/establishment/office/staff/employees under your charge and will be directly responsible for the successful and timely completion of any job/work assigned to any person working under your control and supervision and/or within the department/establishment/office of which you are for the time being holding the charge.

13.	You would be responsible to ensure proper and effective adherence to the norms of office discipline including working hours, systems and procedures by the staff/employees working under you and/or in the department/office/establishment under your charge.

14.	During the period of your employment with the Company you shall not secure any other job either for remuneration or on honorary basis.

15.	Since the management of the Company is based upon the principles of Vision / Mission; your services will be evaluated accordingly. Any failure on your part in contributing towards such principles, quantitatively and or qualitatively may make you disqualified from carrying out your services satisfactorily and may force the management to terminate / discontinue your services, without giving any other justifications.

CONFIDENTIALITY AND SECRECY:

1.	“Confidential Information” means and includes ideas, media, techniques, sketches, drawings, works of authorship, models, inventions, processes, apparatuses, equipment, algorithms, programs and source documents related to the current, future, and proposed products and services of the Company, and including, without limitation, Company’s information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing, manufacturing, customer lists, vendor lists, candidate lists, customer requirements, investors, employees, business and contractual relationships, business forecasts, sales and merchandising, marketing plans and other business related information accessible to you during your employment with the Company.

2.	You acknowledge that the Company’s trade secrets and confidential information are very important to the success of company’s business. In addition, the Company may have confidential information belonging to others - whether individuals, firms, corporations or other entities, that the Company is obliged to keep confidential., you agree and assure the company that you shall not divulge, communicate or pass on such information or any other information in any form, related to any aspect of the company, either directly or indirectly, to anyone outside the company or even to those inside the company who are normally not authorized for or privy to such information.

3.	You agree that all Confidential Information is the exclusive property of the Company and you will take all necessary steps to protect the confidential information. You agree that during your employment and after your employment ends, whatever the reason of such termination, you will not use, reproduce or disclose any of the confidential information, except in the normal course of your job for the Company under permission from your Manager. You shall return any confidential information including all copies in your possession upon request of the Company failing which it will automatically attract criminal breach proceedings under the prevailing law of the land apart from normal disciplinary proceedings.

4.	Your individual remuneration is purely a matter between yourself and the Company and has been arrived at on the basis of your specific background and professional merit. We expect you to maintain this information and any future changes in it, in strict and complete confidentiality. Any deviation on this will attract disciplinary action in force at the time of the event and could also lead to termination of service on disciplinary grounds.

ABANDONMENT:

Absence from work for a continuous period of seven days, including absence upon leave though applied, but not granted or overstay for a period of seven days after expiry of sanctioned leave, without written permission, shall make you lose your employment and your services shall automatically cease without any notice or intimation. In the event of breach of any of the terms and conditions of this appointment letter, the company shall be entitled to initiate appropriate legal action against you at your cost and risk and you shall be liable to pay liquidated damages to be quantified by the company at the relevant point of time having regard to the exigencies of work of the company.

NON SOLICITATION AND NON-COMPETE:

1.	Staff: You agree that during your employment and for a period of 2 years after termination of your employment with the company, whatever the reason of such termination, you will not, directly or indirectly, aid, solicit or induce any employees, contractors, directors or officers of the company to leave the company for employment or other relationship with any entity that is involved in any aspect of the business of the company.

2.	Customer/Prospects: You agree that during your employment and for a period of 2 years after your employment with the company ends, whatever the reason of such termination, you will not, directly or indirectly: Solicit any customer, clients, prospect, partner, and vendor of the company. Join any customer, clients, prospect, partner, or vendor as an employee, consultant, advisor, or contractor. Induce any customer, clients, prospect, partner, and vendor to stop working with the company.

ATTENDANCE, LEAVES AND HOLIDAYS:

You will be eligible for leaves and holidays as per the Leave policy of the company as applicable from time to time.

CONTINUATION OF EMPLOYMENT:

It is understood that this employment is being offered to you on the basis of the particulars submitted by you with the Company at the time of recruitment process. However, if at any time it should emerge that the particulars furnished by you are false/incorrect or if any material or relevant information has been suppressed or concealed, this appointment will be considered ineffective and irregular and would be liable to be terminated by the management forthwith without notice. This will be without prejudice to the right of the management to take disciplinary action against you for the same.

NOTICES:

You shall keep the management informed of your latest postal address at all times and intimate in writing in case of change of address. Any communication sent to you by the management on your last known address shall be deemed to have been duly served notwithstanding the fact that you have changed your address.

JURISDICTION:

It is agreed that any dispute of whatsoever nature between you and the Company will be subject to the jurisdiction of Delhi courts only of whatsoever nature.

SERVICE RULES:

1.	You agree and accept that as part of your job responsibilities, you will follow the guidelines, standards, rules, policies and practices of the company prevailing from time to time. You agree that the Company may change any of the company’s guidelines, standards, rules, policies and practices from time to time, and that such change will apply to your job responsibilities and be binding on you after the effective date of the change. Such changes may affect or result in a modification of the terms and conditions governing your employment which are set out in this or elsewhere, and you shall be bound by such changes as long as they are permitted by law. For the avoidance of doubt, nothing in this agreement shall affect or be construed to prejudice or override any of the Company’s obligations imposed by law, and the terms of this Appointment Letter shall be read subject to such legal obligations, and where there is any inconsistency between the terms and such legal obligations, the terms of this Appointment Letter shall be deemed to be modified to the extent of such inconsistency.

2.	You warrant that you are under no contractual duty or obligation arising from any other contracts you may have entered into which restrains you for whatever reason from being employed by or working for the company and you agree to indemnify the company against any loss or damage that the company may suffer arising out of your breach of the foregoing Warranty or out of any other contractual obligations you may have that are inconsistent with or in conflict with your duties and obligations under this Appointment Letter.

3.	Your employment in the services of the company shall always be subject to your being found and remaining mentally and physically fit.

Please sign and return a copy of this appointment letter, as a record of your having read and accepted the terms of this offer and appointment.

We welcome you to the pursuit of excellence at DS Finworld Private Limited and are proud to have you as a member of our dream team and expect that you will enable us in achieving our mission and targets with high standards of productivity.

Yours sincerely,

For DS Finworld Private Limited

[Human Resource]

Signature of Employee

Date: 07-03-2019	Location: Noida

Annexure A - Compensation Sheet

DS FINWORLD PRIVATE LIMITED
Annexure A
Employee Name	Sujit Kumar Singh	Employee ID - DSFPL/2018-19/49
Designation	Senior Manager	DOJ - 07.03.2019
Department	Finance	Location - Noida
Components	Annual	Monthly
Basic Salary	8,00,212	66,684
HRA (House Rent Allowance)	4,00,106	33,342
Gross Earning	12,00,318	1,00,027
PF Employee	21,600	1,800
Net Payable	11,78,718	98,227
PF Employer	21,600	1,800
TCTC	12,21,918	1,01,827

For DS Finworld Private Limited

[Human Resource]

Signature of Employee

Date: 07-03-20219	Location: Delhi